CITYSCAPE FINANCIAL CORP.
                        COMPUTATION OF EARNINGS PER SHARE



                                                            Three Months Ended              Six Months Ended
                                                                 June 30,                        June 30,
                                                         ------------------------      ---------------------------
                                                           1996          1995            1996             1995
                                                         ----------    ----------      ----------       ----------
        PRIMARY

Net earnings applicable to common stock                  $34,844,856   $2,377,792     $44,118,000       $3,427,028
                                                         ==========    ==========      ==========       ==========

Weighted average common shares                           29,399,898    20,216,504      29,170,432       20,216,504

Adjustment to common shares:
     Assume exercise of stock options or warrants         1,052,150     1,865,124         981,635        1,865,124
                                                         ----------    ----------      ----------       ----------

Weighted average primary shares                          30,452,048    22,081,628      30,152,067       22,081,628
                                                         ==========    ==========      ==========       ==========

EARNINGS PER COMMON SHARE                                     $1.14         $0.11           $1.46            $0.16
                                                         ==========    ==========      ==========       ==========





                                                         Three Months Ended         Six Months Ended
                                                            June 30, 1996              June 30, 1996
                                                         --------------------    --------------------
   FULLY DILUTED (1)

Net earnings applicable to common stock                   $34,844,856                 $44,118,000

Adjustment to net earnings:
   Add:  After-tax interest expense from Convertible
                Debentures                                    800,353                     800,353
                                                         ------------                 -----------

Adjusted net earnings applicable to common stock          $35,645,209                 $44,918,353
                                                         ============                 ===========

Weighted average common shares                             29,399,898                  29,170,432

Adjustment to common shares:
     Assume conversion of Convertible Debentures            3,309,786                   1,654,892
     Assume exercise of stock options                       1,132,255                   1,115,369
                                                         ------------                  ----------

Weighted average primary shares                            33,841,939                  31,940,693
                                                         ============                  ==========

EARNINGS PER COMMON SHARE                                       $1.05                       $1.41
                                                         ============                  ==========









(1) Fully diluted earnings per share were not presented for the 1995 periods because the Convertible Debentures were not issued until 1996.